Exhibit 10.1

[Form of Change in Control Agreement]

TransCommunity Financial Corporation

Change in Control Agreement

This Change in Control Agreement (this “Agreement”) dated this 1st day of June, 2006, by and between                                          (“Employee”) and TransCommunity Financial Corporation (the “Company”), shall become effective upon the expiration of any current employment agreement between Employee and the Company or any 100% owned subsidiary of the Company, or if no such agreement is in effect at the time this Agreement is executed, this Agreement shall become effective upon execution.

1.	Change in Control

In the event that (i) a Change in Control (as defined in the attached Schedule A) occurs during Employee’s employment as a full-time employee of the Company or any 100% owned subsidiary of the Company and (ii) within the period beginning on the date of closing of the Change of Control and ending one (1) year thereafter, (a) your employment with the Company is terminated by the acquiring entity for any reason, except for fraud, dishonesty, embezzlement, gross negligence or willful misconduct (including refusal to carry out your lawful duties as an officer of the Company), (b) you are removed as President & CEO of                                         ; (c) your job responsibilities are materially changed and restricted, (d) your annual salary rate is decreased, or (e) your office is based more than five (5) miles from the facility where you were located ninety (90) days prior to the announcement of the possible Change of Control, the Company will owe you severance pay. If severance pay is owed you, the Company will pay you an amount equal to your then current annual salary, and bonus, if any, paid for the preceding calendar year, and benefits, less appropriate withholdings. Such payment will be made within thirty (30) days after the pertinent triggering event. Otherwise, the Company shall have no obligation to you if a Change in Control occurs.

2.	Definition of “Change in Control”

For purposes of this Agreement, the term “Change in Control” means the occurrence, with respect to TransCommunity Financial Corporation (for purposes of this Section 2, the “Company”) of any of an “Acquisition of Controlling Ownership” (as defined in clause (i) below), a “Business Combination” (as defined in clause (ii) below), or a “Liquidation or Dissolution” (as defined in clause (iii) below).

(i) “Acquisition of Controlling Ownership” means the acquisition (excluding any registered offerings of the Company’s stock) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)

(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”). Notwithstanding the foregoing, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control:

(A) any acquisition directly from the Company;

(B) any acquisition by the Company;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of clause (ii) below.

(ii) “Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless all of the following occur:

(A) all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than thirty percent (30%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of the Company immediately prior to the closing of such Business Combination or were elected by such majority at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iii) “Liquidation or Dissolution” means the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.	Nonqualified Deferred Compensation Omnibus Provision

It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i) Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).

(ii) Neither the Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(A) Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company.

(B) Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate Federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described.

(iii) If the Employee is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, shall not be made until six months after the Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv) If a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

4.	Employment Generally

Upon the effective date of this Agreement, Employee will be an “at will” employee of the Company and this Agreement shall confer no rights to continuing employment.

5.	Notices

All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested and addressed to the Company at its principal office in Richmond, Virginia, and to the Employee at his residence as shown upon the employment records of the Company.

6.	Modification

No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.

7.	Benefit

All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Employee and his personal representatives.

8.	Severability

In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable or invalid portions were not a part hereof.

9.	Construction

This Agreement is executed and delivered in the Commonwealth of Virginia, without reference to that jurisdiction’s conflict of law provisions. This Agreement supersedes all other agreements, whether oral or written, between the Employee and the Company, or any of its affiliated or parent companies, with respect to the terms of Employee’s employment by the Company or any of its affiliated or parent companies. All such prior agreements are null and void.

10.	Headings

The headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.

11.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

12.	Effective Date

This Agreement shall become effective as provided for in the first paragraph of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

TRANSCOMMUNITY FINANCIAL CORPORATION

By:
Bruce B. Nolte

Its:
President & CEO

[name]

TRANSCOMMUNITY FINANCIAL CORPORATION

Schedule of Executive Officers

for Change in Control Agreement

Executive Officer	Title
James F. Keller	President and Chief Executive Officer Bank of Powhatan, N.A.

M. Andrew McLean	President and Chief Executive Officer Bank of Goochland, N.A.

George D. Yancey	President and Chief Executive Officer Bank of Louisa, N.A.

T. David Grist	President and Chief Executive Officer Bank of Rockbridge (proposed)